Exhibit 1.01

Conflict Minerals Report of Globalstar, Inc.
For the year ended December 31, 2025
This Conflict Minerals Report (this “Report”) of Globalstar, Inc. (the “Company”) has been prepared pursuant to Section 13(p) of the Securities Exchange Act of 1934, as amended, and Rule 13p-1 and Form SD promulgated thereunder (collectively the "Rules") for the reporting period January 1, 2025 to December 31, 2025 (the “Reporting Period”). For the purposes of the Rules and this Report, “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives which are limited to tin, tantalum, and tungsten. The “Covered Countries” for purposes of the Rules and this Report are Angola, Burundi, the Central African Republic, the Democratic Republic of the Congo (the “DRC”), the Republic of the Congo, Rwanda, South Sudan, Uganda, the United Republic of Tanzania and Zambia.
Description of the Company’s Products Covered by this Report
The Company is a provider of global voice and data communications services over a network of in-orbit satellites and active ground stations pursuant to its spectrum licenses. The Company sells equipment that works on its network, including mobile and fixed data communication equipment, data modems and asset tracking devices. The Company does not manufacture these products itself, but instead contracts with third parties to manufacture these products and, in some cases, purchases these products directly from suppliers. As described in this Report, the Conflict Minerals are necessary to the functionality of certain products that the Company contracts with third parties to manufacture. These products are collectively referred to in this Report as the “Covered Products.” This Report relates to Covered Products for which manufacture for sale was completed during the Reporting Period.
Conflict-Free Minerals Policy
The Company's Conflict Minerals Sourcing Policy communicates the expectation that the Company's direct suppliers obtain materials from environmentally and socially responsible sources, including conflict-free sources within the Covered Countries. The Company's Conflict Minerals Sourcing Policy is available on the Company's website at globalstar.com/support/minerals-policy.
Reasonable Country of Origin Inquiry
In accordance with the Rules, the Company conducted a reasonable country-of-origin inquiry (“RCOI”) process to determine whether any of the Conflict Minerals originated in the Covered Countries. The RCOI consisted principally of identifying “in-scope” suppliers to ensure traceability throughout the Company's supply chain to establish the origin of the Conflict Minerals. In conducting the RCOI, the Company used various measures, including requesting a supplier’s sourcing policy with respect to Conflict Minerals and completion of the Responsible Minerals Initiative ("RMI"), formerly the Conflict-Free Sourcing Initiative, Conflict Minerals Reporting Template ("CMRT"), to verify whether Conflict Minerals were mined in areas considered to be “conflict-free.” The Company requested this information from 100% of its direct suppliers. Among the purposes of this request for information from suppliers was to identify, if possible, the supply chain, including smelters and refiners that contributed refined Conflict Minerals to the Company’s products, and to obtain information from those identified suppliers regarding whether any of the components they provided originated from the Covered Countries.
The Company’s Due Diligence Process
The due diligence process was designed to conform with the internationally recognized due diligence framework set out in the Organisation for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("OECD Framework").
Consistent with the OECD Framework, the Company’s due diligence measures performed with respect to Covered Products manufactured during the Reporting Period included the following:
Step 1: Establish Strong Company Management Systems
The Company has taken the following steps to establish management systems in line with Step 1 of the OECD Framework:

•The Company has a Conflict Minerals Sourcing Policy in which the Company’s support of eliminating the use of Conflict Minerals sourced in areas not designated as conflict-free is formally stated and communicated to its suppliers and the public.
•The Company has a formal, uniform quality management system with a defined set of policies and procedures aimed to meet regulatory and industry standards.
•The Company maintains a conflict minerals working group with representation from the Company's accounting, quality control and supply chain departments. This group guides the Company’s due diligence efforts through the use of tools created by the Electronic Industry Citizenship Coalition ("EICC") and the Global e-Sustainability Initiative's ("GeSI") RMI, including the CMRT, a supply chain survey designed to identify the smelters and refiners that process the necessary Conflict Minerals in the Company's products.
Step 2: Identify and Assess Risks in the Supply Chain
The Company has taken the following measures to identify and assess conflict mineral risk in its supply chain:
•The Company assessed its products and suppliers in order to identify suppliers that provide products to the Company that may contain Conflict Minerals.
•In conducting its due diligence, the Company compiled information primarily using a third-party database with Conflict Minerals compliance documentation for several thousand manufacturers. The Company aggregated documentation for its suppliers, including responses in the form of a CMRT or sourcing policies with respect to Conflict Minerals. Based on this information, the Company was able to identify smelters and refiners that might be in the Company’s supply chain, and determine whether these smelters and refiners had received a “conflict-free” designation by the RMI, which is an initiative of the EICC and GeSI.
•The Company determined that all 126 suppliers were subject to the Rules. The Company analyzed responses from these suppliers, with results set forth below.
Step 3: Design and Implement Strategy to Respond to Identified Risks
The Company has taken the following measures to design and implement a strategy to respond to identified risks as part of the Company’s due diligence process:
•The Company has implemented a risk management plan, which includes due diligence reviews of suppliers that may be sourcing Conflict Minerals from Covered Countries.
•The Company has monitored and tracked suppliers identified as not meeting the requirements set forth in the Company's Conflict Minerals sourcing policy to determine their progress in meeting those requirements.
•When the Company has determined that a supplier does use minerals from smelters or refiners that have not received a “conflict-free” designation by the RMI, specific supplier corrective actions were taken and varied depending on factors, such as supplier size, risk level and supplier capabilities. These actions have included looking for alternative suppliers or materials.
Step 4: Carry Out Independent Third-Party Audit of Supply Chain
    The Company does not have any direct relationships with smelters or refiners that process Conflict Minerals and it does not perform or direct audits of these entities within its supply chain. The Company’s due diligence efforts instead rely on cross-industry initiatives, such as the RMI, to conduct independent third-party audits of smelters’ and refiners’ due diligence practices.
Step 5: Report Annually on Supply Chain Due Diligence
    The Company files a Form SD and Conflict Minerals Report with the U.S. Securities and Exchange Commission ("SEC") on an annual basis. In accordance with the Rules and the OECD Framework, this Report is publicly available on the Company's website at investors.globalstar.com under "SEC Filings."
Determination
A.Results of the Company’s Due Diligence
The Company’s supply chain with respect to the Covered Products is complex, and the Company, as a purchaser of components is many steps removed from the extraction and transport of the Conflict Minerals. As a result, tracing these minerals to their sources is a challenge that requires the Company to enlist its suppliers in its efforts to achieve supply chain transparency, including its effort to obtain information regarding the origin of the Conflict Minerals. The information provided by suppliers may be inaccurate or incomplete or subject to other irregularities. In addition, because of the Company’s relative location within the supply chain in relation to the actual extraction and transport of Conflict Minerals, its ability to verify the accuracy of information reported by its suppliers is limited. Accordingly, the Company can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the Conflict Minerals in the Covered Products.
Through its due diligence procedures, the Company identified 126 in-scope suppliers. Supplier information was reviewed to categorize all suppliers as set forth in the table below.

Due Diligence Process Results

Total number of suppliers in scope of Rules	126
Total number of suppliers with a CMRT or Conflict Minerals policy	126
Coverage	100%

Supplier Responses:
Conflict Minerals do not originate from the Covered Countries	121
Conflict Minerals originate from the Covered Countries using certified conflict-free smelters or refiners	5
Conflict Minerals originate from the Covered Countries using non-certified smelters or refiners	—
Conflict Minerals source is unknown	—
Conflict Minerals are not used in the products supplied	—
Total Supplier Responses	126

Identified Countries of Origin. Based on the information provided by suppliers pursuant to the due diligence process, the Company does not have sufficient information with respect to the Covered Products to reliably determine the countries of origin of all of the Conflict Minerals in the Covered Products. However, based on the information that has been obtained from suppliers that provided component-level information, the Company has reasonably determined that the countries of origin include the countries listed in Annex 1, which include Covered Countries.

B.Continuous improvement efforts to mitigate risk
During 2026, the Company intends to continue to enhance its due diligence procedures to bring awareness within the Company and to its suppliers and customers regarding its conflict-free minerals policy and to further work to mitigate the risk that Conflict Minerals used in the Company’s products may finance or benefit armed groups in the Covered Countries. These procedures include the following:
•Engaging with direct suppliers with the aim of continuously improving the completeness and quality of information provided, including continuing to request all in-scope suppliers to complete the information included in the CMRT to the extent that they have not already;
•Working with direct suppliers that source from unknown countries, if any, to encourage them to use CMRTs with their suppliers;
•Continuing to communicate a policy whereby any suppliers that do not respond in a timely fashion will be evaluated for potential removal from the Company’s supply chain; and
•Analyzing the applicability of the Rules to any new suppliers joining the Company’s supply chain, if necessary, and including them in due diligence and reporting in accordance with the timeline set out by the Rules.

Forward-Looking Statements

Certain statements contained in this Report other than purely historical information, including, but not limited to, expectations regarding the Company’s efforts to enhance its due diligence procedures, the Company’s relationship with its suppliers and its supply chain, and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, the Company’s reliance on its suppliers to provide information on products sold to the Company that include Conflict Minerals as well as their respective countries of origin, errors, omissions or gaps in data provided by suppliers or smelters and refiners, timeliness of data received from the Company’s suppliers, supply chain disruptions and component availability, global macroeconomic and geopolitical factors, the Company’s dependence on third parties for certain components and for the manufacturing of the Company’s products, the Company’s ability to amend supplier contracts, the Company’s suppliers not properly flowing down requirements of the Rules in its supply chain and the Company’s ability to enhance its due diligence procedures, as well as other risks and uncertainties described in more detail in Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in the Company’s other filings with the SEC. The Company undertakes no obligation to update any of the forward-looking statements after the date of this Report to reflect actual results, future events or circumstances or changes in the Company’s assumptions, business plans or other changes. The documents available on, and the contents of, the Company’s website are not incorporated by reference into this Report.

ANNEX 1

ANDORRA	NETHERLANDS
AUSTRALIA	NEW ZEALAND
AUSTRIA	NORWAY
BELGIUM	PERU
BOLIVIA	PHILIPPINES
BRAZIL	POLAND
CANADA	PORTUGAL
CHILE	RUSSIAN FEDERATION
CHINA	RWANDA
COLOMBIA	SAUDI ARABIA
DEMOCRATIC REPUBLIC OF THE CONGO	SINGAPORE
CZECH REPUBLIC	SOUTH AFRICA
ESTONIA	SPAIN
FRANCE	SUDAN
GERMANY	SWEDEN
GHANA	SWITZERLAND
INDIA	TAIWAN
INDONESIA	UNITED REPUBLIC OF TANZANIA
ITALY	THAILAND
JAPAN	TURKEY
KAZAKHSTAN	UGANDA
KOREA, REPUBLIC OF	UNITED ARAB EMIRATES
KYRGYZSTAN	UNITED KINGDOM OF GREAT BRITAIN AND NORTHERN IRELAND
LITHUANIA	UNITED STATES
MALAYSIA	UZBEKISTAN
MAURITANIA	VIETNAM
MEXICO	ZIMBABWE
MYANMAR